Exhibit 10
EMPLOYMENT AGREEMENT
BETWEEN
ORIENTAL FINANCIAL GROUP INC.
AND
JOSÉ RAFAEL FERNÁNDEZ
     AGREEMENT made on the 31st day of October, 2007, by and between ORIENTAL FINANCIAL GROUP INC., a financial bank holding company which has its principal office in San Juan, Puerto Rico (sometimes hereinafter referred to as the “Company”) and JOSÉ RAFAEL FERNANDEZ (sometimes hereinafter referred to as the “President and CEO”).
WITNESSETH:
     WHEREAS, José Rafael Fernández has been an executive officer of the Company since June, 1991, is presently the Company’s President and Chief Executive Officer and the retention of his services for and on behalf of the Company is of material importance to the preservation and enhancement of the value of the Company’s business;
     WHEREAS, the Company and the President and CEO wish to enter into this Agreement and intend that this Agreement shall become effective on January 1, 2008 and replace the Employment Agreement, dated April 4, 2005 between the President and CEO and the Company, now in effect;

     NOW THEREFORE, in consideration of the mutual covenants set forth, the Company and the President and CEO do hereby agree as follows:
     1. TERM OF EMPLOYMENT
     1.1 The Company hereby employs José Rafael Fernández as President and Chief Executive Officer as hereinafter provided, and the President and CEO hereby accepts said employment and agrees to render such services to the Company on the terms and conditions set forth in this Agreement for a term of three (3) years commencing on January 1st, 2008 (the “Effective Date”) and terminating on December 31, 2010, unless further extended or sooner terminated in accordance with the terms and conditions hereinafter set forth.
     Not less than one hundred twenty (120) days in advance of the expiration of the term of this Agreement the parties will determine whether to extend the term and, if extended, under which terms and conditions.
     1.2 During the term of this Agreement, the President and CEO shall devote his best efforts to performing such services for the Company as may be consistent with his title of President and Chief Executive Officer and those which from time to time may be assigned to him by the Company’s Board of Directors.
     1.3 The services of the President and CEO to the Company shall be rendered principally in the Commonwealth of Puerto

Rico, but he shall do such traveling on behalf of the Company as may be reasonably required by his duties.
     1.4 The President and CEO shall report directly to the Company’s Board of Directors and shall have overall responsibility for all of the business and affairs of the Company, including making all determinations concerning hiring, dismissal and compensation for all classes of employees of the Company (exception in the case of the Head of the Company’s Internal Audit Deparment), which determinations shall be in accordance with the policies for such hiring, dismissal and compensation established by the Compensation Committee of the Board of Directors from time to time and in accordance with applicable laws and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”) and the Federal Reserve Board (the “FRB”).
     1.5 The President and CEO shall continue to occupy his position as a Director on the Board of Directors of the Company. Furthermore, during the term of this Agreement or extension thereof and for any elections of Directors in which his term as Director will expire, the Board of Directors shall nominate and recommend to the stockholders the election of the President and CEO to the Board of Directors of the Company.
     2. COMPETITIVE ACTIVITIES:
     2.1 The President and CEO agrees that during the term of this Agreement, except with the express written consent of the Board of Directors, he will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make financial investment in any firm, corporation, business entity or business enterprise; provided, however, that the President and CEO shall not thereby be precluded or prohibited from owning passive investments including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested.
     2.2 The President and CEO agrees and acknowledges that during the time that he is employed by the Company, he will maintain an intimate knowledge of the activities and affairs of the Company including trade secrets and other confidential matters. As a result, and also because of the special, unique, and extraordinary services that the President and CEO is capable of performing for the Company or one of its competitors, the President and CEO recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. Therefore, if during the time he is employed by the Company, the President and CEO renders services to a competitor of the Company other than as authorized pursuant to Section 2.1 hereof, the Company shall be entitled to immediate injunctive or other equitable relief to restrain the President and CEO from rendering his services to the competitor of the Company, in addition to any other remedies to which the Company may be entitled under law; provided, however, that the right to such injunctive or other equitable relief shall not survive the termination of the President and CEO’s employment with the Company.
     3. COMPENSATION AND REIMBURSEMENT OF EXPENSES:
     3.1 Compensation.
          (a) The Company will compensate and pay for the President and CEO’s services during the term of this Agreement an annual base salary of five hundred thousand dollars ($500,000) equivalent to forty one thousand six hundred and sixty six dollars with sixty six cents ($41,666.66) per month.
          (b) Not later than March 31 of each contract year subsequent to the first contract year, the Compensation Committee of the Board of Directors (the “Compensation Committee”) shall evaluate and determine the amount of any increase to the President and CEO’s annual base salary. Any increases to the President and CEO’s annual base salary determined by the Compensation Committee shall be retroactive to January 1 of the then running contract year and the increased annual base salary shall become the President and CEO’s new contractual annual base salary.
     3.2 Bonus. The Company shall pay the President and CEO an annual target bonus of up to 70% of the President and CEO’s annual base salary as may be earned by him under the Company’s “Pay for Performance” compensation plan. The bonus shall be due and payable on or before March 31 following the expiration of each contract year.

     3.3 Car Allowance. During the term of this Agreement and any extension thereof, the Company shall provide the President and CEO an annual car allowance in the amount of thirty thousand dollars ($30,000.00) from which the President and CEO shall pay all his car related expenses.
     3.4 Memberships and Professional Expenses. During the term of this Agreement and any extension thereof, the Company shall provide the President and CEO with an annual allowance in the sum of twenty five thousand dollars ($25,000). From such allowance the Executive Officer shall pay the membership expenses for such social and business clubs and professional or any other expenses which in his judgment are reasonably appropriate to the performance of his duties as President and CEO pursuant to this Agreement. Such membership(s) shall be maintained in the name of the President and CEO.
     3.5 Reimbursement of Expenses. Not less frequently than monthly, the Company shall pay for or reimburse the President and CEO for all reasonable travel and other expenses incurred by the President and CEO in the performance of his duties under this Agreement, including, without limiting the generality of the foregoing, the allowance and reimbursable expenses provided for in Section 3.3 and 3.4 herein above.
     3.6 Life Insurance. The Company shall provide a ten (10) year term life insurance policy in the sum of three million dollars ($3,000,000) covering the life of the President and CEO and having as its beneficiary the Estate of Jose Rafael Fernandez or any other person or entity which the

President and CEO may designate from time to time. The President and CEO authorizes the Company to obtain ten million dollars ($10,000,000) key man term life insurance policy covering his life and having the Company as its beneficiary. For as long as the President and CEO is employed by the Company, all premiums and costs associated with such term life insurance policies described above shall be for the account of the Company.
     3.7 Vacation. The President and CEO shall be entitled to twenty-five (25) days of paid vacation each year during the term of this agreement.
     4. DISABILITY
     4.1 If the President and CEO shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, and so long as such disability continues, the President and CEO shall, subject to the provisions of Section 6.2 and 6.3 hereof, continue to receive his full compensation for a period not to exceed the remaining term of this Agreement.
     4.2 There shall be deducted from the amounts paid to the President and CEO hereunder during any period of disability or incapacitation, as described in Section 4.1 hereof, any amounts actually paid to the President and CEO pursuant to any disability insurance or other similar such programs which the Company has instituted or may institute on behalf of its employees for the purpose of providing compensation in the event of disability.

     5. ADDITIONAL COMPENSATION AND BENEFITS
     5.1 During the term of this Agreement, the President and CEO will be entitled to participate in, and receive the benefits of, any stock option plan, profit sharing plan or other plans, benefits and privileges given to employees and executives of the Company or its subsidiaries and affiliates which may now exist or come into existence hereinafter, to the extent commensurate with his then duties and responsibilities, as fixed by the Compensation Committee, and, to the extent that the President and CEO is otherwise eligible and qualifies, to so participate in, and receive such benefits or privileges. The Company shall not make any changes in such plans, benefits or privileges which would adversely affect the President and CEO’s rights or benefits thereunder, unless such change or changes are made pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to the President and CEO as compared to any executive officer of the Company. Nothing paid to the President and CEO under any plan or arrangement presently in effect or made available in the future shall be deemed in lieu of the base salary or bonus payable to the President and CEO pursuant to Sections 3.1 and 3.2 hereof.
     5.2 (a) The Compensation Committee has awarded the President and CEO (i) a qualified stock option to purchase 30,000 shares of the common stock of the Company and (ii) 30,000 shares of Restricted Stock. Both awards are made under and are subject to the provisions of the Company’s 2007 Omnibus Performance Incentive Plan (the “Plan”) and shall become effective on the date of the execution of this Agreement by the President and CEO.
          (b) The Compensation Committee shall consider in each contract year hereunder granting the President and CEO additional incentive compensation based on performance under the provisions of the Plan.
          (c)(i) Up to twenty five percent (25%) of the stock options granted to the President and CEO hereunder may be exercised by the President and CEO each year during a period commencing after the second and ending on the tenth anniversary of this Agreement, provided that the stock options will become fully vested and exercisable in the event of a change of control of the Company as such term is defined in the “Change In Control Compensation Agreement” between the President and CEO and the Company dated December 15, 2004, as amended (the “Change in Control Compensation Agreement”),or if the President and CEO becomes disabled, dies or retires from employment with the Company; and
          (ii) Restrictions on the Restrictive Stock will expire on the third anniversary of their grant or earlier in the event of a change of control of the Company as such term is defined in the Change In Control Compensation Agreement or if the President and CEO becomes disabled, dies or retires from employment with the Company.

6. TERMINATION
     6.1 The Board of Directors shall have the right, at any time upon prior written Notice of Termination satisfying the requirements of Section 6.8(b) hereof, to terminate the President and CEO’s employment hereunder, including termination for just cause. For the purpose of this Agreement, “termination for just cause” shall mean termination for the willful and continued failure of the President and CEO to perform his duties under this Agreement or the willful engaging by the President and CEO in illegal conduct or gross misconduct materially injurious to the Company, as determined by a court of competent jurisdiction or a federal or state regulatory agency having jurisdiction over the Company. For purposes of this paragraph, no act, or failure to act, on the President and CEO’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company; provided that any act or omission to act on the President and CEO’s behalf in reliance upon an opinion of counsel to the Company or counsel to the President and CEO shall not be deemed to be willful.
     6.2 In the event employment is terminated for just cause pursuant to Section 6.1 hereof, the President and CEO shall have no right to compensation or other benefits for any period after such date of termination. If the President and CEO is terminated by the Company other than for just cause pursuant to Section 6.1 hereof and other than in connection with a change of control of the Company, as defined in the Compensation

Agreement, the President and CEO’s right to compensation and other benefits under this Agreement shall be as set forth in Sections 6.8(c) and (d) hereof.
     6.3 The President and CEO shall have the right, upon prior written Notice of Termination of not less than thirty (30)days satisfying the requirements of Section 6.8(b) hereof, to terminate his employment hereunder. In such event, the President and CEO shall have the right as of the date of termination to receive all accrued compensation and other benefits provided for in this Agreement. Provided, however, that if the President and CEO terminates his employment hereunder for “good reason” pursuant to Section 6.8 (a) hereof he shall be entitled to receive the severance payment provided for in Section 6.8 (c) hereof. If the President and CEO provides a Notice of Termination for good reason the date of Termination shall be the date on which a Notice of Termination is given.
     6.4 If the President and CEO is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs pursuant to a notice served under the Federal Deposit Insurance Act (“FDIA”) or under the Federal Reserve Act (“FRA”), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall: (i) pay the President and CEO all the compensation withheld while contract obligations were suspended, and, (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     6.5 If the President and CEO is removed from office and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under the FDIA or the FRA, all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but the rights of the President and CEO to compensation earned as of the date of termination shall not be affected.
     6.6 If the Company is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for the Company for the purpose of liquidation, all obligations under this Agreement shall terminate as of the date of default, but the rights of the President and CEO to compensation and benefits accrued as of the date of termination shall not be affected.
     6.7 In the event that the President and CEO is terminated in a manner which violates the provisions of Section 6.1, as determined by a court of competent jurisdiction, the President and CEO shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees in challenging such termination. Such reimbursement shall be in addition to all rights to which the President and CEO is otherwise entitled under this Agreement.
     6.8 (a) The President and CEO may terminate his employment hereunder for good reason. For purposes of this Agreement, “good reason” shall mean (i) a failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by the President and CEO to the Company; (ii) any purported termination of the President and CEO’s employment hereunder which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (b) hereof (and for purposes of this Agreement no such purported termination shall be effective); (iii) any reduction in the President and CEO’s compensation and fringe benefits, including a reduction in his target bonus opportunity, without his written consent; (iv) failure to nominate the President and CEO for reelection as Director; (v) a material diminution in the President and CEO’s positions, duties and authorities as President and Chief Executive Officer of the Company; (vi) if President and CEO is not the President and Chief Executive Officer of the ultimate parent entity resulting from a Change in Control; (vii) a change in reporting structure so that the President and CEO reports to someone other than the Board of Directors, or (viii) the failure of any successor to all or substantially all of the

Company’s assets to assume this Agreement whether in writing or by operation of law.
     (b) Any termination of the President and CEO’s employment by the Company or by the President and CEO shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the President and CEO’s employment under the provision so indicated; (iii) specify a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of the President and CEO’s employment for just cause pursuant to Section 6.1 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given in the manner specified in Section 9.1 hereof.
     (c) In the event that: (i) the President and CEO shall terminate his employment for good reason as defined in subparts (i) or (ii) of Section 6.8 (a) hereof, or (ii) if the President and CEO is terminated by the Company for other than just cause pursuant to Section 6.1 hereof and other than in connection with a change in control of the Company, as defined in the Compensation Agreement, then in lieu of any further salary payments to the President and CEO for periods subsequent to the date of termination, the Company shall pay as severance to the President and CEO an amount equal to the product of (A) the aggregate annual compensation paid to or payable by the Company and any of its subsidiaries to the President and CEO, which amount shall include the President and CEO’s base salary, bonus (equal to the highest cash bonus paid to the President and CEO in any of the two fiscal years prior to the date of termination of employment, car allowance and the value of any other benefits provided to the President and CEO, during the year in which the termination of the President and CEO’s employment occurs, multiplied by (B) 2.00, such payment to be made in a lump sum on or before the fifth day following the date of termination.
          (d) Unless the President and CEO’s employment is terminated for just cause pursuant to Section 6.1 hereof or pursuant to Sections 6.5 and 6.6 hereof, the Company shall maintain in full force and effect, for the continued benefit of the President and CEO for the balance of the term of this Agreement (as such term may have been extended or provided herein), all employee benefit plans and programs in which the President and CEO was entitled to participate immediately prior to the date of termination, provided that the President and

CEO’s continued participation is possible under the general terms and provisions of such plans and programs.
          (e) The President and CEO shall not be required to mitigate the amount of any payment provided for in paragraphs (c) and (d) of this Section 6.8 by seeking other employment or otherwise.
7. INDEMNIFICATION
     7.1 The Company shall indemnify the President and CEO, to the fullest extent authorized by applicable federal and Commonwealth of Puerto Rico laws and regulations, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) that the President and CEO is a party or is threatened to made a party by reason of the fact that he is or was the President and CEO and Chief Executive Officer of the Company or that he is or was a member of the Company’s Board of Directors, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against costs and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Company shall not be liable for any amounts which may be due to the President and CEO in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by the President and CEO seeking indemnification hereunder without its prior written consent. The provisions of this Section 7.1 shall also extend the conjugal partnership of the President and CEO and his spouse and to the President and CEO’s spouse, when applicable, and shall survive the termination of this Agreement.
     8. SUCCESSORS OF THE PARTIES
     8.1 This Agreement shall inure to the benefit of and be binding upon the President and CEO, and, to the extent applicable, his assigns, executors, and personal representatives and the Company, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Company’s assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

     8.2 This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party.
     9. NOTICES
     9.1 All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:
     (a) When personally delivered to the office of the Secretary of the Company at his regular corporate office, or the President and CEO in person; or
     (b) Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid to:
(i)	José R. Fernández Narciso 1893 Urb. Santa Maria Río Piedras, PR 00927

(ii)	Oriental Financial Group Inc. P.O. Box 195115 San Juan, Puerto Rico 00919–5115
or such other address as either party may designate to the other by notice in writing in accordance with the terms hereof.

10. AMENDMENTS OR ADDITIONS
     10.1 No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by a two-thirds affirmative vote of the full Board of Directors of the Company shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the President and CEO with or without just cause under Section 6.1 hereof.
     11. MISCELLANEOUS
     11.1 No course of conduct between the Company and President and CEO to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen; and, every power and remedy granted by law and by this Agreement to any party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.
     11.2 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     11.3 This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable Federal law, including regulations, opinions or orders duly issued by the FDIC and the FRB (“Federal Law”), in which event this Agreement shall be governed and be interpreted by and under Federal Law. Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be laid in the United States District Court for the District of Puerto Rico, at San Juan, in the case of federal jurisdiction, and in the Superior Court of the Commonwealth of Puerto Rico in San Juan, in the case of state court jurisdiction.
     11.4 Notwithstanding anything to the contrary herein contained, the payment or obligation to pay any monies or granting of any rights or privileges to the President and CEO as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the President and CEO now has under any plan or benefit presently outstanding.
     11.5 As used herein the term “Company” shall include all of the Company’s subsidiaries and affiliates.

     At San Juan, Puerto Rico this 31 day of October, 2007.

ORIENTAL FINANCIAL GROUP INC.

/s/ José Rafael Fernández	By:	/s/ Juan Carlos Aguayo

JOSÉ RAFAEL FERNÁNDEZ		Juan Carlos Aguayo
Director

/s/ Maricarmen Aponte

Maricarmen Aponte Director

/s/ Pedro Morazzani

Pedro Morazzani
Director